Exhibit (a)(1)(J)

2013 Placement Agent Warrant

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

MATINAS BIOPHARMA HOLDINGS, INC.

FIRST AMENDMENT TO
2013 PLACEMENT AGENT WARRANT TO PURCHASE COMMON STOCK

This First Amendment (the “Amendment”) to 2013 Placement Agent Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of December 14, 2016 (the “Effective Date”), by and between Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Company”) and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of certain issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of Matinas BioPharma Holdings, Inc. dated December 14, 2016, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.	Expiration Date. The Expiration Date contained in the first unnumbered paragraph of the Warrant is hereby amended and restated to be 5:00 p.m., Eastern time, on January 13, 2017, as may be extended by the Company in its sole discretion. In addition, the reference to “Void After: August [ ], 2018” in the heading of the Warrant shall be deleted in its entirety.
2.	Exercise Price. The Exercise Price contained in the second unnumbered paragraph of the Warrant is hereby amended and restated to be $0.50 per share of Common Stock.
3.	Exercise Period. Section 1(a) of the Warrant is hereby amended and restated in its entirety as follows:
“(a) Exercise Period. The Holder may exercise this Warrant in whole or in part on any Business Day on or before 5:00 p.m., Eastern time, on the Expiration Date, at which time this Warrant shall become void and of no value.”
4.	Exercise Procedures. Section 1(b) of the Warrant is hereby amended and restated in its entirety as follows:
“(b) Exercise Procedures.
(i) The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Expiration Date of all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant (as defined in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of Matinas BioPharma Holdings, Inc. dated December 14, 2016 (the “Offer to Amend and

Exercise”), (ii) a signed copy of an Accredited Investor Questionnaire (as defined in the Offer to Amend and Exercise), (iii) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form required by the Offer to Amend and Exercise) for cancellation, and (iv) unless “Cashless Exercise” is indicated on the Election to Participate and Exercise Warrant, cash in the amount equal to $0.50 per share multiplied by the number of Warrant Shares the Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to Matinas BioPharma Holdings, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598. This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to the Expiration Date.
(ii) If the Holder elects “Cashless Exercise” on the Election to Participate and Exercise Warrant, upon the Expiration Date, the Holder shall surrender the right to receive upon exercise of this Warrant, a number of Warrant Shares having a value (as determined below) equal to the Aggregate Exercise Price, in which case, the number of Warrant Shares to be issued to the Holder upon such exercise shall be calculated using the following formula:

X  =
Y * (A – B)

A

with:	X = the number of Warrant Shares to be issued to the Holder
Y = the number of Warrant Shares with respect to which the Warrant is being exercised
A = the fair value per share of Common Stock (as defined below)
B = 0.50 per share
Solely for the purposes of this paragraph, “fair value” per share of Common Stock shall mean the average Closing Price (as defined below) per share of Common Stock for the twenty (20) trading days immediately preceding December 14, 2016. “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if prices for the Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (b) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported. If the Common Stock is not publicly traded as set forth above, the “fair value” per share of Common Stock shall be reasonably and in good faith determined by the Board of Directors of the Company as of the Expiration Date.
(iii) Upon the exercise of this Warrant in compliance with the provisions of Section 1(b)(i), as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise, but not later than prior to the expiration of the Lock-Up Period (as defined in Section 19 hereof). In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Warrant Shares that remain subject to this Warrant.
(iv) No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.”
5.	Partial Exercise. Section 1(c) of the Warrant is hereby deleted in its entirety.

6.	Lock-Up Period. The Warrant is hereby amended by adding a new Section 19 as follows:
“19. Lock-Up Period.
(a) Lock-Up Restrictions. Holder agrees not to sell, make any Short Sale (as defined below) of, loan, grant any option for the purchase of, or otherwise dispose of any of the Shares issuable upon the exercise of this Warrant without the prior written consent of the Company for a period of six months after the Expiration Date (the “Lock-Up Period”). For the avoidance of doubt, Holder may transfer during the Lock-Up Period any such Shares to any of its Affiliates provided that such Affiliate(s) agree to be bound by the same lock up restrictions.
(b) Stop-Transfer Instructions. In order to enforce this Section 19, the Company may impose stop-transfer instructions with respect to the Shares of Holder (and the shares of every other Holder subject to the restrictions in this Section 19).”
7.	Short Sales. The Warrant is hereby amended by adding a new Section 20 as follows:
“20. Short Sales. Until the expiration of the Lock-Up Period, other than with respect to the transactions contemplated herein, neither the Holder nor any Affiliate of such Holder which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the shares and warrants, and (z) is subject to such Holder’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) will directly or indirectly, alone or with any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (collectively “Persons”), acting on behalf of or pursuant to any understanding with such Holder or Trading Affiliate, effect or agree to effect any Short Sales (as defined below) involving the Company’s shares of common stock or other securities of the Company. Notwithstanding the foregoing, in the case of a Holder and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Holder’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Holder’s or Trading Affiliate’s assets, the covenants set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the transactions contemplated by this Warrant. For purposes hereof, “Short Sale” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements (including on a total return basis), or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers.”
8.	Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.
9.	Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.
10.	Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.
11.	Approval of Amendment; No Execution Required. By Holder’s execution and delivery of an Election to Participate and Exercise Warrant together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.